UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 2, 2009

PHASE FORWARD INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50839	04-3386549
(Commission File Number)	(IRS Employer Identification No.)

77 Fourth Avenue, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 703-1122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2009, Phase Forward Incorporated (the “Company”) announced the resignation of Rodger Weismann as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, effective April 2, 2009.  Mr. Weismann will stay on as a full-time advisor to the Company’s Chief Executive Officer in a variety of areas, including strategic planning and corporate development.

On April 2, 2009, the Company appointed Christopher Menard as Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of the Company.  In connection with his appointment, Mr. Menard received a Restricted Stock Unit Award for 70,000 shares pursuant to the Company’s Amended and Restated 2004 Stock Option and Incentive Plan (“Option Plan”), which will be effective pursuant to the Company’s Equity Award Grant Policy.  The Company will be amending his equity award agreements to be consistent with the terms of those of other U.S.-based senior vice presidents of the Company, such that the vesting of his restricted stock and restricted stock unit awards will automatically be partially accelerated if his employment with the Company ends as a result of death or disability, or if the Company experiences a change in control.  The number of shares to be automatically accelerated upon cessation of employment as a result of death or disability, or if the Company experiences a change in control, will be determined by multiplying the number of shares subject to the award by 2.083%, and then multiplying the resulting number by the sum of the number of months since the date of the award grant plus 12, minus any shares that have already vested.  In addition, 100% of Mr. Menard’s equity awards would vest in the event that within the 12-month period following a change in control, (i) he is terminated for any reason other than cause, death, or disability or (ii) he notifies the Company in writing of his resignation within 60 days after any event constituting good reason and describes with reasonable specificity such event.  If Mr. Menard is terminated prior to a change in control or more than 12 months after a change in control for any reason other than cause, death, or disability or for good reason as described above, the vesting of his restricted stock and restricted stock unit awards will automatically be partially accelerated by multiplying the number of shares subject to the award by 2.083%, and then multiplying the resulting number by the sum of the number of months since the date of the award grant, minus any shares that have already vested.  Also in connection with his appointment, Mr. Menard’s base salary will be increased to $250,000 per year and he will be eligible for a target bonus of up to 55% of his then-current base salary for calendar 2009 in accordance with the Company’s 2009 Management Incentive Plan.  Mr. Menard shall also be entitled to receive any and all benefits that are currently made available to officers of the Corporation with titles of senior vice president.

Since November 2006, Mr. Menard, age 35, has served as the Company’s Vice President of Finance. Prior to that, Mr. Menard served as the Company’s Director of Finance and Accounting from 2004 to 2006 and as the Director of Finance from 2001 to 2004.  Prior to his employment with the Company, Mr. Menard was Director of Finance and Accounting at Clinsoft Corporation, which was acquired by the Company in 2001.  Mr.  Menard received a Bachelor of Science degree in Business Administration from Babson College and an MBA from Boston College.

Item 7.01               Regulation FD Disclosure.

On April 2, 2009, the Company issued a press release announcing the resignation of Mr. Weismann and the appointment of Mr. Menard, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by Phase Forward Incorporated on April 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Phase Forward Incorporated

April 7, 2009	By:	/s/ D. Ari Buchler
D. Ari Buchler
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Phase Forward Incorporated on April 2, 2009.